Exhibit 99.1

Press Release

Clean Harbors Reports Fourth-Quarter and

Year-End 2011 Financial Results

•                  Double-Digit Organic Growth and Contributions from Acquisitions Drive Strong Results

•                  Q4 Revenue Increases 31% to $546 Million

•                  Q4 Net Income Up 64%; EBITDA Climbs 38% to $97.4 Million

•                  Company Increases 2012 Guidance

Norwell, MA — February 22, 2012 — Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental, energy and industrial services throughout North America, today announced financial results for the fourth quarter and year ended December 31, 2011.

Revenues for the fourth quarter grew 31% to $545.9 million from $417.1 million in the same period in 2010, reflecting a combination of acquisitions and organic growth.  Income from operations in the fourth quarter of 2011 increased 38% to $59.2 million from $43.0 million in the same period of 2010.

All share and per share amounts included in this earnings release reflect the two-for-one stock split completed in July 2011 and have been adjusted retroactively for all periods presented.  Fourth quarter 2011 net income rose 64% to $38.2 million, or $0.72 per diluted share, compared with $23.3 million, or $0.44 per diluted share, in the fourth quarter of 2010.  The effective tax rate in the fourth quarter of 2011 was 21 percent compared to 37 percent in the same period of last year. The provision for income taxes in the fourth quarter of 2011 includes a $6.5 million benefit, or approximately $0.12 per diluted share, due to a favorable release of unrecognized tax benefits.  EBITDA (see description below) increased 38% to $97.4 million in the fourth quarter of 2011 compared with $70.3 million in the same period of 2010.

Comments on the Fourth Quarter

“We concluded an outstanding 2011 with a strong fourth-quarter performance where we again saw the leverage inherent in our business model as we generated a 38% increase in EBITDA on a 31% increase in revenue,” said Alan S. McKim, Chairman and Chief Executive Officer.  “Our growth was driven by a combination of our 2011 acquisitions and double-digit organic growth in the quarter.  We also delivered a 64% increase in net income reflecting our margin improvement initiatives, as well as the favorable tax benefit.”

“All four of our operating segments contributed to our profitable growth in the quarter,” McKim said.  “Within Technical Services, volumes at our facilities were steady with the utilization rate at our incinerators of 91%, while our landfill business generated its strongest quarter of the year.  Within Field Services, a consistent flow of large-scale projects and ongoing maintenance work resulted in 17% year-over-year organic growth, exclusive of emergency response work.  Our Industrial Services segment, which grew more than 50%, benefitted from our recent acquisitions, increased activity in the Oil Sands region and another solid quarter of

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turnaround work at our refinery customers.  Our Oil & Gas Field Services segment exceeded our expectations in the quarter, growing more than 140% as we experienced increased demand in Western Canada, a stable stream of shale play-related work in both the U.S. and Canada, and strong cross-selling opportunities through our recent acquisitions.  In particular, our Peak Energy Services acquisition has proven to be an early winner for us, providing us with a broader portfolio of highly sought after well-site services.”

Full-Year 2011 Results

Revenues for 2011 increased 15% to $1.98 billion from $1.73 billion in 2010.  2011 revenues included $43.6 million related to the Company’s participation in the Yellowstone River oil spill response effort.  Revenues for 2010 included approximately $253 million related to the Company’s participation in the oil spill response efforts in the Gulf of Mexico and Michigan.  Income from operations increased slightly in 2011 to $217.7 million from $211.9 million in 2010.  2011 net income was $127.3 million, or $2.39 per diluted share, compared with $130.5 million, or $2.47 per diluted share on a split-adjusted basis, in 2010.  EBITDA (see description below) increased 11% in 2011 to $350.0 million from $314.7 million for 2010.

“2011 was another year of significant financial achievement for Clean Harbors,” McKim said.  “We grew our revenue to nearly $2 billion and generated an EBITDA margin of 17.6% for the year through a combination of selective acquisitions and robust organic growth.  We also advanced our organizational infrastructure and internal systems to prepare the Company for its next stage of growth.  We began the year with approximately 6,800 employees and concluded with more than 8,300.  We continue to build a team that we believe is unmatched in our industry.  Our commitment to service excellence and safety remains a key element in our success.  For 2011, we exceeded our key safety metrics, which reflects the continuing impact of the company-wide SafetyFirst! program that is providing us with another competitive advantage.”

Non-GAAP Fourth-Quarter Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for the fourth quarter and year-end 2011 and 2010 (in thousands):

	For the three months ended:		For the year ended:
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net income	$38,233	$23,329	$127,252	$130,515
Accretion of environmental liabilities	2,449	2,508	9,680	10,307
Depreciation and amortization	35,663	24,802	122,663	92,473
Other income	(471)	(310)	(6,402)	(2,795)
Loss on early extinguishment of debt	—	—	—	2,294
Interest expense, net	11,342	6,164	39,389	27,936
Provision for income taxes	10,143	13,815	57,426	56,756
Income from discontinued operations, net of tax	—	—	—	(2,794)
EBITDA	$97,359	$70,308	$350,008	$314,692

Business Outlook and Financial Guidance

“We enter 2012 with significant operational and business momentum across nearly all lines of our business.  Underlying industry trends, particularly in the Energy and Industrial areas of our business, continue to support our long-term outlook for growth.  Looking ahead, we are continuing to see indications that the general economic recovery has taken hold in North America.  As a result, we intend to continue to aggressively execute our two-pronged growth strategy of internal investments and select acquisitions.  We have substantial financial flexibility as we exited the year with more than $260 million in cash.  We will remain active on the acquisition front in 2012 as we have a variety of attractive candidates in our pipeline.  We are currently evaluating potential acquisitions within all four of our operating segments, which affords us the opportunity to continue to be selective.  We also will continue to make growth-oriented internal investments with a target of $175 million to $180 million in capital expenditures for 2012,” McKim concluded.

Based on its fourth-quarter performance and current market conditions, Clean Harbors is increasing its 2012 annual revenue and EBITDA guidance.  The Company currently expects 2012 revenues in the range of $2.20 billion to $2.25 billion, up from its previous revenue guidance of $2.15 billion to $2.20 billion.  For 2012, the Company expects EBITDA in the range of $400 million to $410 million, an increase from its previous guidance of $390 million to $400 million.  The Company’s 2012 guidance implies an EBITDA margin of greater than 18% for the full year.  This guidance is exclusive of any potential future acquisitions.

Conference Call Information

Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release.  On the call, management will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the webcast should visit the Investor Relations section of the Company’s website at www.cleanharbors.com.  The live call also can be accessed by dialing 201.689.8881 or 877.709.8155 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors

Clean Harbors is the leading provider of environmental, energy and industrial services throughout North America.  The Company serves more than 60,000 customers, including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 200 locations, including over 50 waste management facilities, throughout North America in 37 U.S. states, seven Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such statements may include, but are not limited to, statements about the Company’s business outlook and financial guidance and other statements that are not historical facts.  Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “risk factors” in the Company’s most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission, which may be viewed at in the “Investors” section of the Company’s website at www.cleanharbors.com.

Contacts:

James M. Rutledge	Jim Buckley
Vice Chairman and Chief Financial Officer	Executive Vice President
Clean Harbors, Inc.	Sharon Merrill Associates
781.792.5100	617.542.5300
InvestorRelations@cleanharbors.com	clh@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

	For the three months ended:		For the year ended:
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Revenues	$545,886	$417,058	$1,984,136	$1,731,244
Cost of revenues (exclusive of items shown separately below)	373,142	290,770	1,379,991	1,210,740
Selling, general and administrative expenses	75,385	55,980	254,137	205,812
Accretion of environmental liabilities	2,449	2,508	9,680	10,307
Depreciation and amortization	35,663	24,802	122,663	92,473
Income from operations	59,247	42,998	217,665	211,912
Other income	471	310	6,402	2,795
Loss on early extinguishment of debt	—	—	—	(2,294)
Interest (expense), net	(11,342)	(6,164)	(39,389)	(27,936)
Income from continuing operations before provision for income taxes	48,376	37,144	184,678	184,477
Provision for income taxes	10,143	13,815	57,426	56,756
Income from continuing operations	38,233	23,329	127,252	127,721
Income from discontinued operations, net of tax	—	—	—	2,794
Net income	$38,233	$23,329	$127,252	$130,515
Earnings per share:
Basic	$0.72	$0.44	$2.40	$2.48
Diluted	$0.72	$0.44	$2.39	$2.47

Weighted average common shares outstanding	53,081	52,742	52,961	52,622
Weighted average common shares outstanding plus potentially dilutive common shares	53,401	53,165	53,324	52,932

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	December 31,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$260,723	$302,210
Marketable securities	111	3,174
Accounts receivable, net	449,553	332,678
Unbilled accounts receivable	29,385	19,117
Deferred costs	5,903	6,891
Prepaid expenses and other current assets	73,349	28,939
Supplies inventories	56,242	44,546
Deferred tax assets	16,602	14,982
Total current assets	891,868	752,537

Property, plant and equipment, net	903,947	655,394

Other assets:	4,245	5,437
Long-term investments
Deferred financing costs	13,607	7,768
Goodwill	122,392	60,252
Permits and other intangibles, net	139,644	114,400
Other	10,100	6,687
Total other assets	289,988	194,544
Total assets	$2,085,803	$1,602,475

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	December 31,	December 31,
	2011	2010
Current liabilities:
Current portion of capital lease obligations	$8,310	$7,954
Accounts payable	178,084	136,978
Deferred revenue	32,297	30,745
Accrued expenses	147,992	116,089
Current portion of closure, post-closure and remedial liabilities	15,059	14,518
Total current liabilities	381,742	306,284
Other liabilities:
Closure and post-closure liabilities, less current portion	30,996	32,830
Remedial liabilities, less current portion	124,146	128,944
Long-term obligations	524,203	264,007
Capital lease obligations, less current portion	6,375	6,839
Unrecognized tax benefits and other long-term liabilities	117,354	82,744
Total other liabilities	803,074	515,364
Total stockholders’ equity, net	900,987	780,827
Total liabilities and stockholders’ equity	$2,085,803	$1,602,475